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                                 EXHIBIT 10(h)

                     SEVERANCE AGREEMENT AND GENERAL RELEASE

          This Severance Agreement and General Release ("Agreement"), between F. Martin Thrasher ("Employee") and Campbell Soup Company ("Company"), is made with respect to the following facts:

                  A. Company has decided to sever its employment relationship with Employee effective July 31, 2001 ("Termination Date"). In consideration of Employee's signing this Agreement and releasing Company from any and all claims which he might have against it, Company will, upon the termination of Employee's employment, provide Employee with the severance pay and benefits set forth below.

                  B. In exchange for the promises, payments and benefits described in this Agreement, the parties execute this Agreement in favor of and for the benefit of the other as follows:

                  1.    Severance.

                        a.          65 Week Period.

                                    (i) Company agrees to continue Employee's
current base salary (less required payroll taxes and other withholdings) for a period of sixty-five (65) weeks ("65 Week Period") beginning subsequent to Employee's Termination Date and following payment for Employee's vacation time of four (4) weeks, as more fully set forth in paragraph B.1.c. (titled Periodic Payments), provided that Employee does not in the 65 Week Period accept employment or a consulting assignment, directly or indirectly, with or for a Competitor of the Company, as that term is defined in this paragraph. If Employee accepts employment or a consulting assignment with or for a Competitor, directly or indirectly, or otherwise engages in competition with the Company, in any manner during the 65 Week Period, all payments and benefits otherwise provided under the terms of this Agreement to the extent yet unpaid will cease and Company shall be entitled to exercise all rights and remedies available to the Company under this Agreement, under the Non-Competition Agreement identified in paragraph 7, and otherwise available to the Company at law or in equity. For the purpose of this Agreement, a Competitor of the Company is defined to mean any person, business, firm, corporation or other enterprise engaged in, or about to become engaged in, the production, marketing or selling of any product or service which resembles or competes with a product or service produced, marketed or sold by the Company (or to Employee's knowledge was under development by the Company), or any of the Company's corporate affiliates or subsidiaries.

                                    (ii) During the 65 Week Period Employee's
coverage will be continued under the Company's group life and group medical insurance plans (provided Employee makes required contributions); all other benefits coverage shall cease. If Employee obtains employment at any time during the 65 Week Period Company benefits coverage will cease at the time that Employee becomes eligible for benefits coverage from the new employer. During the 65 Week Period, Employee agrees to notify Company's Vice President - Human Resources in writing within ten (10) business days of commencing alternate employment and to set forth in such notice (i) the full name of Employee's new employer; (ii) Employee's title and a description of the areas of responsibility in his position with the new employer; and (iii) Employee's commencement date and the date when Employee will become eligible for benefits coverage from his new employer.


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                  b. 22 Week Period. Company agrees to provide additional
Periodic Payments (as defined below) for a period up to 22 weeks ("22 Week Period") and to continue to provide coverage under the Company's group life and group medical insurance plans (provided Employee makes required contributions) if, after reasonable efforts, Employee is unable to secure alternative employment in the 22 Week Period. During the 22 Week Period, Employee agrees to notify Company's Vice President - Human Resources in writing within five (5) business days of securing such alternative employment and to set forth in such notice (i) the full name of Employee's new employer and the date on which alternative employment will commence; (ii) Employee's title and a description of the areas of responsibility in his position with the new employer; and (iii) Employee's commencement date and the date when Employee will become eligible for benefits coverage from his new employer. Upon commencement of the alternative employment, no further 22 Week Period Periodic Payments will be made to Employee and Company benefits coverages will cease. If Employee has not secured alternative employment before the start of the 22 Week Period, Employee agrees to continue to use reasonable efforts to secure alternative employment during the 22 Week Period.

                  c. Periodic Payments. Periodic Payments of Employee's current base salary (less required payroll taxes and other withholdings) shall be made at such times as Employee would have received salary payments had Employee continued to be employed by the Company ("Periodic Payments"). Periodic Payments will begin after the Effective Date of this Agreement, but in no event before July 31, 2001.

                  d. The amount of Periodic Payments will count toward accrual of benefits and vesting under Campbell Soup Company's Retirement and Pension Plan for Salaried Employees and vesting under Campbell Soup Company's Savings and 401(k) Plan for Salaried Employees.

                  e. Company agrees that, in the event of Employee's death, all remaining severance pay due under this Agreement will be paid to Employee's estate in a cash lump sum payment.

         2.     Release.

                  a. Employee hereby forever releases Company and its officers, directors, shareholders, agents, employees, affiliates, subsidiaries, parent company, predecessors, successors and assigns ("Releasees"), from any and all complaints, charges, claims, liabilities, demands, debts, accounts, obligations, promises, suits, actions, causes of action, demands in law or equity, including claims for damages, attorney fees or costs, whether known or unknown, which Employee now has, or claims to have, or which Employee at any time may have had, or claimed to have, or which Employee at any time hereafter may have, or claim to have, arising at any time in the past up to and including the date of this Agreement, including, but without limiting the generality of the foregoing, any matters relating in any way to Employee's employment relationship or the termination of that employment relationship with the Company, with the exception of any rights or claims arising out of the Agreement.

                  b. The claims, rights and obligations that Employee is releasing herein include, but are not limited to: (i) those for wrongful discharge, breach of contract, breach of implied contract, breach of implied covenant of good faith and fair dealing, and any other common law or statutory claims now or hereafter recognized; and (ii) those for discrimination (including but not limited to claims for discrimination, harassment or retaliation on account of sex, age, handicap, medical condition or disability, national origin, race, color, religion, sexual preference, or veteran status) which Employee might have or might have had under the federal Age Discrimination in


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Employment Act, Title VII of the Civil Rights Act, the New Jersey Law Against
Discrimination, the New Jersey Conscientious Employee Protection Act and any other federal, state or local laws prohibiting discrimination, harassment or retaliation in employment. BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO GIVE UP, OR WAIVE, ANY RIGHTS OR CLAIMS WHICH HE MAY HAVE HAD UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, 29 U.S.C. SECTION 621 ET. SEQ., OR ANY OTHER STATUTE OR OTHER LAW, WHICH ARE BASED ON ACTIONS OF CAMPBELL SOUP COMPANY, OR ITS EMPLOYEES OR AGENTS, WHICH OCCURRED UP THROUGH THE DATE THAT EMPLOYEE SIGNS THIS AGREEMENT.

                           c. Employee further acknowledges and agrees that this
Agreement shall operate as a complete bar to recovery in any and all litigation, charges, complaints, grievances or demands of any kind whatsoever now pending or now contemplated by Employee, or which might at any time be filed by Employee, including, but without limiting the generality of the foregoing, any and all matters arising out of or in any manner whatsoever connected with the matters set forth in Paragraph 2a. above. Each and all of the said claims are hereby fully and finally settled, compromised and released.

                           d. Employee further acknowledges and agrees that
neither Employee, nor any person, organization, or other entity on Employee's behalf, will file, claim, sue or cause or permit to be filed or claimed, or join in any claims, as an individual or as a class member, any action for legal or equitable relief (including damages and injunctive, declaratory, monetary or other relief), involving any matter or related in any way to Employee's employment relationship or the termination of Employee's employment relationship with the Company, or involving any continuing effects of any acts or practices that may have arisen or occurred during Employee's employment relationship with the Company.

                           e. Nothing in this paragraph 2 is intended to operate
as a release, waiver, or forfeiture of Employee's rights, and Company's obligations, under

                           (i) any of the Company's employee benefit plans in
                  which the Employee has been a participant, including, but not limited to, Campbell Soup Company's Retirement and Pension Plan for Salaried Employees, and Campbell Soup Company's Savings and 401(k) Plan for Salaried Employees,

                           (ii) any health and welfare benefits to which
                  Employee may in the future be entitled under "COBRA" or comparable federal or state law or regulation, or

                           (iii) any state worker's compensation act or statute.

                  Subject to the terms of paragraph B.1.a. of this Agreement, upon the termination of Employee's employment with the Company Employee's rights under the applicable employee benefit plans of the Company will be determined in accordance with the terms of those plans.

                      3.     Inquiries.

                           a. In the event that inquiries are made by
prospective employers concerning Employee's employment with the Company, the Company will use its best efforts to refer those inquiries to the Company's Vice President - Human Resources, or his designate.


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                           b. Employee will not take any action, or make any
statement, whether orally or in writing, which, in any manner, disparages or impugns the reputation or goodwill of the Company, its Directors or officers, or other Releasees.

                  4. Successors and Assigns. This Agreement shall bind Company and Employee, and also all of their respective family members, heirs, administrators, representatives, successors, assigns, officers, directors, agents, employees, shareholders, affiliates, predecessors, and also all other persons, firms, corporations, associations, partnerships and entities in privity with or related to or affiliated with any such person, firm, corporation, association, partnership or entity.

                  5. Effect of Agreement. Employee acknowledges and agrees that this Agreement is not and shall not be construed as an admission of any violation of any federal, state, or local statute, ordinance or regulation, or of any duty or obligation the Company owes or owed to Employee, and that Employee's execution of this Agreement is a voluntary act to provide an amicable conclusion to Employee's employment relationship with the Company.

                  6. Cooperation. Employee agrees to fully cooperate, in a timely and good faith manner, subsequent to the Termination Date, with all reasonable requests for assistance made by the Company, relating, directly or indirectly, to any and all matters which occurred during the course of Employee's Company employment, or with which Employee was involved prior to the termination of his employment, or with which Employee became aware of during the course of his employment. Employee agrees that, should he be contacted by any third party regarding such matters, he will politely refuse to engage in any substantive communication, discontinue such contact as soon as practicable, immediately advise the Company's Senior Vice President-Law and Public Affairs of that contact. Employee agrees not to initiate any contact with any third party regarding the aforementioned matters, unless specifically requested to do so by the Company. Upon the submission of proper documentation, Company will reimburse Employee for all reasonable expenses incurred by him as a result of such requests for assistance.

                  7. Confidentiality of Proprietary Information. Employee acknowledges and agrees that in the course of his employment with the Company Employee has acquired confidential or proprietary information relating to the business of the Company and/or its affiliates. Employee expressly agrees that he will keep secret and safeguard all such information, and will not, at any time, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, firm, corporation, or other entity any such information without the direct written authority of the Company. This Agreement incorporates by reference all of the provisions of the Nonqualified Stock Option and Non-Competition Agreement between the Company and Employee executed as of June 26, 1997 ("Non-Competition Agreement"). Employee agrees that Employee's obligations relating to Non-Competition, No Business Diversion and No Employee Solicitation under the provisions of the Non-Competition Agreement shall remain in effect through April 25, 2003. The parties hereby stipulate that, as between them, the matters addressed in this paragraph and in the Non-Competition Agreement are material and gravely affect the effective and successful conduct of the business of the Company, and its goodwill, and that notwithstanding anything to the contrary set forth herein, the Company is entitled to an injunction by any competent court to enjoin and restrain the unauthorized disclosure of such confidential information or the breach or threatened breach of the Non-Competition Agreement.


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                      8.     Return of Company Property.

                           a. Upon signing this Agreement, Employee agrees to
return to the Company any office, desk and file keys, Company identification pass cards, Company-provided credit cards issued to Employee, and any other Company property in the possession of Employee or his agents on or before July 31, 2001. Employee acknowledges and represents that he has surrendered and delivered to the Company all files, papers, data, documents, lists, charts, photographs, computer records, discs or any other records, relating in any manner to the business activities of the Company or its affiliates, which were created, produced, reproduced or utilized by the Company, or any of the Releasees, or by Employee during the term of Employee's employment relationship with the Company.

                           b. Employee also agrees to repay any monies owed to
the Company, including loans, advances, charges or debts incurred by the Employee, or any other amounts owed to the Company, on or before the Effective Date of the Agreement.


                  9. Competency of Employee. Employee acknowledges, warrants, represents and agrees that in executing and delivering this Agreement, he does so freely, knowingly and voluntarily and that he is fully aware of the contents and effect thereof and that such execution and delivery is not the result of any fraud, duress, mistake or undue influence whatsoever.

                  10. Unknown or Mistake in Facts. It is acknowledged and understood by the parties that the facts with respect to this Agreement as given may hereafter turn out to be other than or different from the facts in that connection now known to them or believed by them to be true, and the parties therefore expressly assume the risk of the facts being different and agree that this Agreement shall be in all respects effective and not subject to termination or rescission by any such difference in facts. In addition, it is acknowledged, understood and agreed by Employee that should the Company discover that Employee has breached his fiduciary obligations to the Company (or any affiliated corporate entity), engaged in any unethical, dishonest or fraudulent act which affects, or has affected the Company (or any affiliated corporate entity), or committed any act previously unknown to the Company which would constitute grounds for discharge for cause, that Company reserves the right, in its sole discretion, to terminate or suspend all payments or benefits remaining to be paid by the Company under this Agreement. In addition, the Company may seek all other remedies and relief allowed by law.

                  11. Savings Clause. It is acknowledged and agreed by the parties that should any provision of this Agreement be declared or be determined to be illegal or invalid by final determination of any court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

                  12. Enforcement. The parties expressly agree that this Agreement constitutes a binding contract. If Employee breaches any term of this Agreement, or violates any of his obligations under this Agreement or the Non-Competition Agreement, the Company may, at its option, terminate or suspend all payments or benefits remaining to be paid by the Company under this Agreement. In addition, the Company may seek all other remedies and relief allowed by law.


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                  13. Addendum. The Addendum attached to this Agreement, and signed by the parties, is incorporated within and made a part of this Agreement.

                  14. Effective Date. It is acknowledged and agreed by the parties that Employee has had twenty-one (21) days to consider this Agreement before signing it. Further, Employee has the right to revoke this Agreement within eight (8) days after signing and returning this Agreement to the Company. This Agreement will not become effective or enforceable, and employee will not receive any of the severance pay and benefits described in this Agreement, until the eight (8) day revocation period has run, and Employee notifies the Company, in writing, that he has elected not to revoke this Agreement (the "Effective Date").

                  15. Employee Rights. Employee acknowledges, represents and agrees to the following:

                           a. HE HAS BEEN ADVISED, IN WRITING, TO READ THIS
ENTIRE AGREEMENT CAREFULLY, AND TO CONSULT WITH AN ATTORNEY OF HIS CHOICE PRIOR TO SIGNING THIS AGREEMENT;

                           b. He was given at least twenty-one (21) days to
consider this Agreement before signing it;

                           c. He was advised, in writing, that he had a full
eight (8) days after he signed this Agreement to revoke it, and that this Agreement would not become effective until that eight (8) day revocation period had run and he had notified Company, in writing, that he has elected not to revoke this Agreement;

                           d. He carefully read this Agreement prior to signing
it, and that he fully understands this Agreement;

                           e. He understands and agrees that he will receive
severance pay and benefits in exchange for signing this Agreement, and that he would not have received severance pay and benefits if he had not signed this Agreement;

                           f. EMPLOYEE UNDERSTANDS THAT, BY SIGNING THIS
AGREEMENT, HE WILL LOSE HIS RIGHT TO SUE CAMPBELL SOUP COMPANY, OR ANY OF ITS EMPLOYEES OR AGENTS, FOR ANY VIOLATION OF THE AGE DISCRIMINATION IN EMPLOYMENT ACT (THE FEDERAL LAW WHICH PROHIBITS DISCRIMINATION ON THE BASIS OF AGE), OR ANY OTHER STATUTE OR OTHER LAW; and

                           g. He has signed this Agreement voluntarily.

                  16. Entirety of Agreement; Modifications. Employee acknowledges and agrees that this Agreement, and the attached Addendum, contain the entire agreement and understanding concerning the subject matter between Employee and the Company, and that they supersede and replace all prior agreements concerning the subject matter of this Agreement, whether written or oral, except for the Non-Competition Agreement referred to in paragraph 7 of this Agreement, which is incorporated by reference. Employee also represents that he has not executed this instrument in reliance on any promise, representation or statement not contained herein. This Agreement may not be modified except by a writing signed by Employee and an authorized representative of the Company.


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                  17. Governing Law. The parties agree that this Agreement shall be governed and construed in accordance with the laws of the State of New Jersey without giving effect to the conflict of law principles. The parties further irrevocably agree that any disputes or issues arising from or related to this Agreement shall be brought only in the federal or state court in Camden, New Jersey, and both parties irrevocably agree to personal jurisdiction and venue in such New Jersey courts.

                  18. Attorney's Fees. Employee agrees that if the Company prevails in any suit or proceeding under this Agreement, Employee will pay Company all of the Company's attorney's fees, costs and expenses incurred in connection with such suit or proceeding or the enforcement of the Company's rights under this Agreement.

                  This Agreement was entered into in the State of New Jersey.

Employee                                         Company

/s/ F. Martin Thrasher                           /s/ Douglas R. Conant

Date: May 16, 2001                               By: Douglas R. Conant

                                                 Title: President and CEO

                                                 Date: May 14, 2001

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               EMPLOYEE:     PLEASE SELECT AND COMPLETE ONE OF THE
                             PARAGRAPHS BELOW.


         I, _______________, have read all of the terms of this Agreement. I have been informed by the Company that I have the right to consult with an attorney who is not associated with the Company. I have been given sufficient time and opportunity to consult with an attorney, and I have voluntarily chosen not to do so. I understand the terms of this Agreement, including the fact that my employment relationship with the Company is permanently ended, and that the Agreement releases the Company forever from any legal action arising from my employment relationship with or my separation from the Company.

                                           Employee

                                           Date:






         Prior to signing this Agreement I, F. Martin Thrasher, consulted William H. Schorling, Esq., at the law firm of Klett Rooney Lieber & Schorling located at Two Logan Square, Philadelphia, Pennsylvania, who reviewed the Severance Agreement and General Release and provided advice to me. I understand the terms of this Agreement, including the fact that my employment relationship with the Company is permanently ended, and that the Agreement releases the Company forever from any legal action arising from my employment relationship with or my separation from the Company.

                                           Employee /s/ F. Martin Thrasher

                                           Date: May 16, 2001



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                                    ADDENDUM
                     SEVERANCE AGREEMENT AND GENERAL RELEASE
                                     BETWEEN
                              CAMPBELL SOUP COMPANY
                                       AND
                               F. MARTIN THRASHER

1. Employee will be eligible for WIN Plan participation for fiscal 2001, as determined in accordance with the terms of Campbell Soup Company's Management Worldwide Incentive Plan. Employee understands and agrees that any award of compensation which is payable under this Plan will be at the sole discretion of the Compensation and Organization Committee of the Company's Board of Directors ("Compensation Committee") which is permitted to make performance related reductions in bonus payments. Decisions regarding bonus awards are normally made at the end of September.

2. Employee was granted 50,833 Restricted Performance Shares (RPS's) under Campbell Soup Company's 1994 Long-Term Incentive Plan, as amended (1994 LTIP), for the period of fiscal years 2000 through 2002. At Termination Date, the Employee's RPS's shall immediately be reduced by proration for that portion of the three-year restriction period during which Employee will not be a Company employee. After the Termination Date and for the remainder of the RPS performance period, the Employee will receive dividends on the amount of the prorated award of 32,500 RPS's. Employee will be entitled, subsequent to the July 31, 2002, to the delivery of such number of the remaining RPS's that equal the greater of (i) the prorated 32,500 RPS's earned pursuant to the applicable performance criteria; or (ii) 50% of 32,500, as determined in accordance with provisions of the 1994 LTIP. Employee will not be eligible for any LTPP Plus award. Any payment Employee may receive under 1994 LTIP will be at the sole discretion of the Compensation Committee, which is permitted to make further reductions in RPS's earned based on Employee's contributions during the restriction period. Applicable federal, state and local taxes will be withheld from the payment of any RPS award. In the event of any conflict between this Addendum and the 1994 LTIP, the 1994 LTIP will govern.

3. Pursuant to the Agreement to Irrevocably Exchange Stock Options for Time-Lapse Restricted Stock dated as of January 12, 2001, after the Employee's Termination Date (JULY 31, 2001) the Employee shall immediately be entitled to the elimination of the restrictions on 5,820 time-lapse restricted shares and the remaining 17,897 time-lapse restricted shares shall be immediately forfeited.

4. Company will permit Employee to exercise, in accordance with the relevant plan and related agreements, any previously-granted unexercised stock options on or before the earlier of the expiration date of the options or three years from Employee's Termination Date (JULY 31, 2004), provided that such options are, by their terms, exercisable on Employee's Termination Date. In the event of Employee's death, the special rules set forth in the relevant plan shall govern. In the event of any conflict between this Addendum and the relevant plan and related agreements, the relevant plan and related agreements will govern.

5. On May 25, 2000, Employee was granted 40,000 time-lapse restricted shares that were to vest on May 25, 2002. In accordance with the term of the Time-Lapse Restricted Stock Agreement dated as of May 25, 2000, these restricted shares would be forfeited as of the


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Termination Date (JULY 31, 2001). The Company agrees that 23,320 of the time-lapse restricted shares shall vest on July 31, 2001 and the restrictions on such 23,320 restricted shares shall be deemed to have lapsed. This amount of 23,320 is based upon the portion of the restriction period during which Employee will be a Company employee. After the Termination Date Employee shall immediately be entitled to the elimination of the restrictions on the 23,320 time-lapse restricted shares, provided Employee does not violate the terms of this Agreement in any material respect. The remaining 16,680 time-lapse restricted shares shall be immediately forfeited.

6. Employee will not be eligible for any additional awards under the 1994 Long-Term Incentive Plan.

7. All fully vested investment account balances held for the account of Employee in Campbell Soup Company's Deferred Compensation Program ("Program") will be distributed in accordance with Employee's applicable Distribution Election form or, if Employee has not made a valid election, in accordance with the default distribution provisions in the Program. Applicable federal, state and local taxes will be withheld from the payment of any installment amounts from Employee's deferral account.

8. Employee will be entitled to allowable benefits under the Company's Personal Choice Program through JULY 31, 2001.

9. Employee will be provided with outplacement assistance, at a level and manner as determined by the Company.

10. Employee will vest in and be eligible for pension benefits pursuant to the Company's Mid-Career Hire Pension Plan and the Company's Retirement and Pension Plan for Salaried Employees




Employee                                     Company

/s/ F. Martin Thrasher                       /s/ Douglas R. Conant

Date:   May 16, 2001                         By: Douglas R. Conant

                                             Title: President and CEO

                                             Date: May 14, 2001


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